Calculation of Filing Fee Tables
F-4
BioNTech SE
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Ordinary shares, no par value	Other	14,582,187		$ 1,227,191,482.05	0.0001531	$ 187,883.02
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,227,191,482.05		$ 187,883.02
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 187,883.02
Offering Note
[1]	All ordinary shares will be represented by American Depositary Shares ("ADSs"), with each ADS representing one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-233898). Amount registered represents the estimated maximum number of ordinary shares of the registrant expected to be issued in connection with the Purchase Agreement by and between the registrant and CureVac N.V. ("CureVac"), dated as of June 12, 2025 (the "Purchase Agreement"), as described in the offer to exchange/prospectus included in this registration statement. This is calculated as the product of (i) 225,172,749 ordinary shares of CureVac, par value EUR0.12 per share ("CureVac shares"), the number of CureVac shares issued and outstanding as of August 1, 2025 by (ii) the exchange ratio of 0.06476 BioNTech ADSs per CureVac share (which exchange ratio represents the maximum fraction of a BioNTech ADS issuable for each CureVac share pursuant to the terms of the Purchase Agreement). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions prior to the completion of the transactions contemplated by the Purchase Agreement. Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of computing the amount of the registration fee, the proposed maximum aggregate offering price is the product obtained by multiplying (a) the number set forth in clause (i) of the preceding footnote, by (b) $5.45, the average of the high and low prices of CureVac shares on August 6, 2025, as reported on the Nasdaq Global Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Table 3: Combined Prospectuses	☑Not Applicable
	Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A